Exhibit 3.15.1

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be Fotowatio Renewable Ventures, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808 and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Corporation Law”).

FOURTH: The total number of shares of stock which this corporation is authorized to issue is one thousand (1,000) shares of common stock, $.01 par value.

FIFTH: The name and address of the incorporator is Julie F. Mendoza, 75 East 55th Street, New York, NY 10022-3205.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: The directors of the corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law, and the corporation shall indemnify all persons whom it is permitted to indemnify to the full extent permitted by Section 145 of the Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as directors and executive officers are concerned, any repeal or modification of this Section 7 shall be prospective only, and shall not affect, to the detriment of any director or executive officer, any limitation on the personal liability of a director or executive officer of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 19th day of November, 2008.

/s/ Julie F. Mendoza
Name: Julie F. Mendoza
Title: Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:34 PM 11/19/2008
FILED 04:30 PM 11/19/2008
SRV 081130445 - 4624876 FILE